Exhibit 99.2

FOR IMMEDIATE RELEASE	ASE:CCF

CHASE CORPORATION ANNOUNCES INCREASES IN FOURTH QUARTER REVENUE AND NET INCOME OF 13% AND 16% AS COMPARED TO LAST YEAR.  THE COMPANY ALSO ANNOUNCED A DIVIDEND OF $0.35 PER SHARE

Bridgewater, MA – October 17, 2005 – Chase Corporation (ASE:CCF) today reported revenues of $91,389,000 for the fiscal year ended August 31, 2005 compared with $87,084,000 for the same period last year.  Net income for the fiscal year was $4,788,000 or $1.23 per diluted share compared to $4,627,000 or $1.16 per diluted share in the prior year.  Income before income (loss) on minority interest, legal settlement, and impairment of goodwill was $5,179,000 or $1.33 per diluted share for the period ended August 31, 2005 compared to $5,680,000 or $1.42 per diluted share in the prior year period.  Fourth quarter fiscal 2005 revenues were $25,584,000 with net income of $2,011,000 versus revenues of $22,718,000 and net income of $1,736,000 for the like period last year.

On June 14, 2005, the Company filed a stipulation of dismissal with prejudice resolving outstanding litigation with Tyco Adhesives arising out of Tyco’s allegations that the Company had improperly used Tyco trade secrets and confidential information.  In a settlement agreement effective June 5, 2005, the Company and two of its former employees settled the matter prior to trial for a cash payment of $520,000 to avoid a prolonged and expensive trial.  The settlement released the Company as well as the two former employees for liability for all past actions.

During fiscal 2004, a goodwill impairment charge of $579,000 was taken as a result of the Company’s December 2003 sale of its Sunburst Electronics Manufacturing Solutions, Inc. subsidiary (“Sunburst”) (See December 12, 2003 press release).  Additionally, the Company had determined that the fair value of its unconsolidated joint venture was less than the book value, thus requiring an impairment charge of $500,000 in the first quarter of fiscal 2004.

Also announced today was the completion of our acquisition of Concoat Holdings, Ltd. of Camberly, Surrey, England for cash on October 14, 2005.  This acquisition will strengthen our conformal coatings business and serve as a foundation for Chase in Europe.  Concoat had been our agent, distributor and manufacturing licensee for over 25 years.

CHASE CORPORATION	October 17, 2005

	For the Year Ended		For the Three Months Ended
	August 31		August 31
	2005	2004	2005	2004
Revenues	$91,389,000	$87,084,000	$25,584,000	$22,718,000

Income before loss on minority interest , legal Settlement and impairment of goodwill	$5,179,000	$5,680,000	$2,011,000	$1,681,000

Loss on minority interest, legal settlement and impairment of goodwill, net of tax	$(391,000)	$(1,053,000)	—	$55,000

Net Income	$4,778,000	$4,627,000	$2,011,000	$1,736,000

Income before loss on minority interest, legal Settlement and impairment of goodwill per share

Basic	$1.37	$1.50	$0.53	$0.45
Diluted	$1.33	$1.42	$0.52	$0.43

Net Income per share:

Basic	$1.27	$1.22	$0.53	$0.46
Diluted	$1.23	$1.16	$0.52	$0.44

Weighted average common shares outstanding:
Basic	3,782,000	3,787,000	3,817,000	3,760,000
Diluted	3,907,000	4,005,000	3,896,000	3,950,000

The Company also announced a cash dividend of $0.35 per share to shareholders of record on October 31, 2005 payable on December 5, 2005.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext. 219.